EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-224057) of Senseonics Holdings, Inc.,

(2)	Registration Statement (Form S-8 No. 333-210586) pertaining to the equity incentive plans and employee stock purchase plan of Senseonics Holdings, Inc., and

(3)	Registration Statement (Form S-8 No. 333-224827) pertaining to the equity incentive plans and employee stock purchase plan of Senseonics Holdings, Inc.;

of our report dated March 12, 2019, with respect to the consolidated financial statements of Senseonics Holdings, Inc. included in this Annual Report (Form 10-K) of Senseonics Holdings, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young, LLP

Tysons, VA

March 15, 2019